Certificate of Amendment

Of

Articles Of Incorporation

Of

OVERTIME, LTD.

The undersigned, being the President and Secretary of Overtime, Ltd., a Nevada corporation, hereby certify that by majority vote of the Board of Directors and majority of the stockholders a meeting held on the 17th May 1009, it was voted that this CERTIFICATE OF AMENDING ARTICLES OF INCORPORATION be filed.

The undersigned further certify that ARTICLE "FOUR" of the original Articles of Incorporation filed on the 17th day of May 1996 herein be amended to read as follows:

RESOLVED that ARTICLE "FOUR" is hereby amended to read as follows:

The total number of authorized capital stock is increased to Fifty Million (50,000,000) shares at $.0001 par value per share shall be authorized. Said shares at $.0001 par value may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors.

RESOLVED that the Corporation declare a 1 to 100 forward stock split to be effective May 29, 1998.

The undersigned hereby certify that they have on this 17th May 1998 executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

/s/ Vivienne Furlong
    Vivienne Furlong, President

/s/ Maggie Abbott,
    Maggie Abbott, Secretary